Exhibit 99.1
CONDENSED CONSOLIDATED FINANCIAL DATA

Set forth below is summary condensed consolidated financial data for Toys “R” Us Europe LLC (“Toys Europe”), the indirect parent company of TRU Taj LLC (“TRU Taj”), a wholly-owned indirect subsidiary of Toys “R” Us, Inc. (the “Company”), and its subsidiaries for the thirteen and twenty-six week periods ended July 30, 2016, which is being furnished pursuant to the indenture relating to the 12% Senior Secured Notes due 2021 issued by TRU Taj. The condensed consolidated financial data has been presented to show the assets, liabilities and results of operations of such entities assuming the reorganization transactions (but not the exchange offers, as described in the TRU Taj offering memorandum, dated July 13, 2016) had been effectuated at the beginning of the periods presented. Tax balances are presented on a combined basis, allocated to Toys Europe and its subsidiaries.
The financial data set forth below was derived from the Company’s internal financial statements and has not been audited or reviewed by our independent accountants. The financial data set forth below should be read in conjunction with, and is qualified in its entirety by the Company’s Quarterly Report on Form 10-Q for the thirteen and twenty-six week periods ended July 30, 2016.

TOYS EUROPE AND SUBSIDIARIES
CONDENSED CONSOLIDATED OPERATIONS DATA
(UNAUDITED)

	Thirteen Weeks Ended	Twenty Six Weeks Ended
(In millions)	July 30, 2016	July 30, 2016
Revenues
Net sales	$734	$1,433
Other revenues (a)	66	138
Total revenues	800	1,571
Cost of sales	431	862
Gross margin	369	709
Selling, general and administrative expenses	277	567
Depreciation and amortization	31	60
Other expense, net	4	3
Intercompany expense	21	35
Total operating expenses	333	665
Operating earnings	36	44
Interest expense	(23)	(59)
Interest income	—	1
Earnings (loss) before income taxes	13	(14)
Income tax expense (benefit)	2	(6)
Net earnings (loss)	11	(8)
Less: Net earnings attributable to noncontrolling interest	2	3
Net earnings (loss) attributable to Toys Europe	$9	$(11)

Other Operating Data:
Adjusted EBITDA (b)	$68	$110
Same Store Sales %	0.3%	0.6%

(a)	Comprised of Toys “R” Us Property Company I, LLC’s base rents and tenant reimbursements from Toys “R” Us - Delaware, Inc.

(b)
Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest expense (income), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess actual operating performance including certain items which are generally non-recurring. We have excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, goodwill and asset impairment charges, impact of litigation, noncontrolling interest, net gains on sales of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, our financial data prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.

A reconciliation of net earnings (loss) attributable to Toys Europe and its subsidiaries to EBITDA and Adjusted EBITDA is as follows:

	Thirteen Weeks Ended	Twenty Six Weeks Ended
(In millions)	July 30, 2016	July 30, 2016
Net earnings (loss) attributable to Toys Europe	$9	$(11)
Add:
Income tax expense (benefit)	2	(6)
Interest expense, net	23	58
Depreciation and Amortization	31	60
EBITDA	65	101
Adjustments:
Compensation expense (a)	—	1
Severance	1	1
Litigation (b)	—	4
Certain transaction costs	—	(1)
Net earnings attributable to noncontrolling interest (c)	2	3
Net loss on sales of properties (d)	—	1
Total Adjustments	3	9
Adjusted EBITDA	$68	$110

(a)	Primarily represents the incremental compensation expense related to certain one-time awards and modifications, net of forfeitures of certain officers’ awards.

(b)	Represents certain litigation expenses and settlements recorded for legal matters.

(c)	Represents noncontrolling interests in Asia JV.

(d)	Represents net loss on sale of properties.

TOYS EUROPE AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(UNAUDITED)

(In millions)	July 30, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$203
Accounts and other receivables	126
Merchandise inventories	717
Prepaid expenses and other current assets	83
Total current assets	1,129
Property and equipment, net	1,436
Goodwill	64
Deferred tax assets	99
Restricted cash	45
Straight-line rent receivable from affiliate	198
Other assets	208
Total Assets	$3,179

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$429
Accrued expenses and other current liabilities	251
Current portion of long-term debt	54
Total current liabilities	734
Long-term debt	1,380
Deferred tax liabilities	27
Deferred rent liabilities	156
Due to affiliates, net	195
Other non-current liabilities	132
Temporary Equity - Noncontrolling interest	119
Total stockholders’ equity	436
Total Liabilities, Temporary Equity and Stockholders’ Equity	$3,179